EDWARD J. TOSCANO, P.C.
                              ATTORNEY AT LAW
                            339 New York Avenue
                       Huntington Village, NY  11743

Telephone (631) 351- 4037                         Facsimile (631) 351- 4083





                               July 31, 2002




Christian Nigohossian
Rescon Technology Corporation
25 Fairchild Avenue
Plainview, NY  11803

Dear Mr. Nigohossian:

This letter shall confirm our agreement whereby you have retained our office on behalf of Rescon Technology Corporation.

It is agreed that our office shall act as general counsel and provide attorney services for the period of July 31, 2002 to December 31, 2002.

It is agreed that you shall deposit the sum of $4,500.00 with our office for services to be rendered at $325.00 per hour for all legal services and $45.00 per hour for all paralegal services provided.

Our office shall keep track of all time incurred on your behalf and shall forward to you a statement every month detailing the services provided to you.

All balances shall be due within fourteen (14) days of receipt to you of our invoice.

                                     Sincerely


                                     /s/ Edward J. Toscano
                                     EDWARD J. TOSCANO

EJT/sc